October 18, 2020

Charles Szoradi
CEO
Purge Virus, LLC
22 Waterloo Ave, Suite 300
Berwyn, PA 19312

Charles:

This document is to memorialize the closing of the acquisition of 100 Member Units of Purge Virus, LLC by FOMO CORP. for total consideration of two (2) million Series B Preferred Shares of FOMO CORP., convertible into two (2) billion Common Shares of FOMO CORP., as per our Definitive Agreement whose transaction closes October 19, 2020. Seller (you; Szoradi) represents and warrants that all financial, corporate, and other due diligence information provided to Buyer (FOMO CORP.), are accurate and truthful to the best of your knowledge. Buyer's CEO (Vikram Grover) represents and warrants that all financial, corporate, and other due diligence information provided to Seller are accurate and truthful to the best of his knowledge.

This final memorandum completes the initial closing of the Definitive Agreement, which will be followed by an audit of both Buyer and Seller and legal filings as required by SEC rules within 70 days.

Respectfully,

____________________ **Date:** *10/18/2020*

Charles Szoradi
CEO
Purge Virus, LLC

____________________ **Date:** 10/18/2020

Vikram Grover
CEO
FOMO CORP.